Exhibit 10.11

February 11, 2004

SEATTLE’S BEST COFFEE, LLC

c/o Starbucks Coffee Company

2401 Utah Avenue South, Mail Stop S-RE1

Seattle, WA 98134

Attn.: Mr. Michael Malanga

RE: Letter of Intent: Fifth & Pine – Seattle, WA

Dear Mr. Malanga:

This letter of intent shall set forth the terms of our proposed sublease agreement, to which terms the parties shall be bound upon the execution and delivery of a definitive sublease agreement and the receipt of consents required under the master lease agreement for the Premises (as defined below). The parties shall work together in good faith to consummate a sublease on the terms set forth herein. For the purposes of this letter of intent, “Sublessor” shall be Seattle’s Best Coffee, LLC (sometimes referred to herein as “SBC”) and “Sublessee” shall be Marchex, Inc. The term “Master Lease” shall mean that certain lease for the Premises dated June 29, 2001 between Sublessor and Pine Street Development L.L.C. (“Master Landlord”).

1.	Building	Fifth & Pine 413 Pine Street Seattle, WA 98101

2.	Premises:	Approximately 25,983 square feet of space on floor five and 805 square feet on floor four (“Server Room”) for a total of 26,788 rentable square feet. The Premises shall be taken in “must take” segments per the schedule below, inclusive of the Server Room on floor four:

3/31/04 to 6/30/04     11,400 RSF   3 months

7/1/04 to 9/30/04       15,000 RSF   3 months

10/1/04 to 3/31/05     17,500 RSF   6 months

4/1/05 to 9/30/05       20,000 RSF   6 months

10/1/05 to 3/31/06     22,500 RSF   6 months

4/1/06 to 9/30/06       25,000 RSF   6 months

10/1/06 to 12/31/09   26,788 RSF   39 months

Subject to compliance with the applicable terms of the sublease and/or Master Lease, Sublessor may sublease untaken segments to third parties up to the must take dates. The common area fee for Sublessee’s access to the lunchroom, the large conference room, and use of the showers/restrooms shall be $100 per month for the first twelve months of the sublease.

3.	Commencement Date:	March 31, 2004.

4.	Term:	The term is five years and nine months and shall expire December 30, 2009 (“Expiration Date”).

5.	Rental Rate:	$8.24 NNN base rent equals $17 gross at $8.76 NNN for months 1 – 69.

6.	Operating Expenses, Taxes & Utilities (NNN):

Sublessee shall pay all NNN costs, subject to the terms of the Master Lease. NNN to be paid on a pro-rata basis for space occupied per the schedule in Premises, above and the Option to Expand, below.

Increases to the controllable NNN expenses shall be capped at five percent (5%) annually, except that the cap shall only apply after Sublessee has started paying rent on 20,000 rentable square feet (i.e., on 4/1/2005). Examples of expenses that the Master Landlord shall have control of to be mutually agreed upon Sublessee’s review of the Master Lease.

Sublessee shall provide, at its sole cost and expense, janitorial service for the showers/restrooms used by Sublessee if the same is not provided in connection with building maintenance by the Master Landlord.

7.	Condition of Premises; Tenant Improvements:	The Premises shall be delivered to Sublessee, broom clean, including FF&E referenced below, with routine maintenance completed by Master Landlord pursuant to Master Landlord’s obligations under the Master Lease prior to Commencement of the sublease. In the sublease, Sublessor shall agree upon Sublessee’s request and at Sublessee’s expense, reasonably to exercise its rights with respect to Master Landlord’s obligation to repair, clean and otherwise maintain the Premises pursuant to the Master Lease. Sublessor shall make no representation regarding (nor shall Sublessor be responsible for) compliance with the ADA, OSHA, or any other laws relating to the Premises or Sublessee’s improvements therein. Sublessor shall not make any representations or warranties with respect to hazardous substances/toxic contaminants located in, on, or under the building, the property, or the Premises. All costs related to tenant improvements shall be at Sublessee’s expense. Any improvements to the Premises shall be subject to Sublessor’s and Master Landlord’s consent.

8.	Early Access:	Sublessee’s right to access the Premises shall begin after full execution and delivery of a sublease and receipt of Master Landlord’s written consent.

9.	Moving Allowance:	All costs related to moving shall be at Sublessee’s sole cost and expense. It is understood and agreed that Sublessor is not paying any moving allowance, improvement allowance, or any other amount to Sublessee.

10.	Space Plans:	All costs related to space-plans and construction drawings (including without limitation costs of any necessary approvals, permits, and any other expenses related thereto) shall be at Sublessee’s sole cost and expense.

11.	Furniture, Fixtures & Equipment	Subject to final itemization of all assets, the Premises shall be delivered to Sublessee for occupancy with all of the existing furniture, fixtures and equipment in place. The parties shall mutually develop a list of the furniture, fixtures and equipment, which shall be attached to the sublease. Subject to the acceptance of an asset by Sublesse, Sublessee shall pay for any related equipment maintenance contracts. Sublesse (and its permitted transferees, assigns and sublessees) shall have the right to use all of the accepted assets during the term of the sublease, and, provided the sublease is still in effect on the Expiration Date, Sublessee shall have the right to purchase all of such accepted assets at the end of the term of the sublease for the nominal sum of $1.00.

12.	Assignment or Subletting:

To Affiliates: Sublessee requires the right to sublet or assign the Premises to any related entity or affiliate (to be further defined in the sublease) without Sublessor’s approval or consent. Sublessee shall have, without it constituting an assignment or subletting requiring Sublessor’s consent, the right to issue and/ or to sell shares or to merge with other corporate entities. To Third Parties: Sublessee shall have the right to assign or sublease to non-related entities subject to Sublessor’s consent, not to be unreasonably withheld, conditioned, or delayed.

In no event shall Sublessee as Sublandlord be released from any liability in connection with an assignment, sublease or other transfer.

In addition, if the sublease/assignment rental rate is greater than what Sublessee is paying, then Sublessor (SBC) shall be entitled to 50% of the difference, less Sublandlord’s (i.e., Sublessee’s) reasonable costs to sublease, to be further defined and agreed. If Sublessor has incurred any monetary impacts from the cap on operating expenses referenced above for the term preceding a sublease/assignment, then Sublessee shall reimburse Sublessor at commencement of the sublease/assignment and the cap shall thereafter be null and void.

13.	Option for Additional Space:	Subject to third parties’ rights to sublease the must-take space segments, at any time prior to the must-take periods, Sublessee shall have the option to take the next must-take segment by giving Sublessor not less than 15 days prior written notice.

14.	Signage:	Sublessor’s signage rights shall pass to Sublessee. Sublessee shall pay the cost of removing and installing new signage (including, without limitation, the cost of permits and approvals, design, construction, repairs, and any other costs related thereto). All signage shall be subject to Master Landlord’s consent pursuant to and in accordance with the terms of the Master Lease.

15.	Access:	Sublessee shall have 24 hours a day, 7 days a week, 52 weeks a year access to the Premises.

16.	Security Deposit & First Month’s Payment:

First month’s base rent and NNN charges shall be paid to Sublessor upon full execution and delivery of a sublease and receipt of Master Landlord’s consent. A security deposit of one month’s base rent and NNN charges equal to that due for the last month of the first year shall be paid to Sublessor prior to Commencement and held against the performance of Sublessee under the sublease until the end of the first year at which time it shall be refunded to Sublessee (less any costs incurred by Sublessor in the first year due to Sublessee’s failure to comply with the terms of the sublease). A security deposit equal to one month’s base rent and NNN charges in the last year of the sublease shall be paid to Sublessor prior to Commencement and held against the performance of Sublessee under the sublease until the end of the term at which time it shall be refunded (less any costs incurred by Sublessor due to Sublessee’s failure to comply with the terms of the sublease).

In each case, the above amounts reflect a single month of base rent and NNN.

17.	Agency Disclosure:	At the time of this agreement James Keating of Grubb & Ellis Company represents Sublessee and Sublessor in this transaction as a Dual Agent. This letter serves as written notification of said agency. All parties hereto have acknowledged this disclosure and receipt of the pamphlet entitled “The Law of Real Estate Agency.”

18.	Commission:	Sublessor agrees that the commission to be paid to Grubb & Ellis is the responsibility of Sublessor pursuant to the terms of a separate agreement. The final commission amount will be disclosed to Sublessee prior to execution of a definitive sublease agreement.

19.	SNDA:	It is understood and agreed that Sublessor shall have no obligation to obtain an SNDA or other nondisturbance agreement on behalf of Sublessee nor shall the same be a condition to the sublease.

20.	Miscellaneous:	It is expressly understood and agreed by Sublessee and Sublessor that this letter of intent is not a binding contract between the parties but it outlines the terms and conditions for discussions regarding a possible sublease of the Premises. Neither party shall have any obligation with respect to the other party (except that, after the mutual execution and delivery hereof, Sublessee shall have the obligation to negotiate in good faith to consummate a sublease including the terms set forth herein) until such time as the parties execute and deliver a definitive sublease agreement and Master Landlord has consented thereto. Sublessee acknowledges and understands that Master Landlord’s consent is required to make any sublease fully binding.

Please evidence your acknowledgement and agreement to the foregoing terms by executing and delivering this letter of intent to us. This letter of intent shall be deemed effective as of the date first set forth above.

Sincerely,

MARCHEX, INC.

By:	/s/ Ethan A. Caldwell

Name:	Ethan A. Caldwell
Title:	CAO and General Counsel

ACKNOWLEDGED &

AGREED:

SEATTLE’S BEST COFFEE, LLC

By:	/s/ Michael Malanga

Name:	Michael Malanga
Title:	Authorized Agent